Exhibit 99.1

GCT Semiconductor Holding, Inc. Reports Second Quarter 2024 Financial Results

SAN JOSE, CA – August 14, 2024 – GCT Semiconductor Holding, Inc. (“GCT” or the “Company”) (NYSE: GCTS), a leading designer and supplier of advanced 5G and 4G semiconductor solutions, today reported financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Financial Summary and Recent Operational Highlights

•	5G chipset development progressing as projected with initial deliveries to alpha customers expected to commence during the fourth quarter of 2024.

•	Net revenues decreased to $1.5 million, as the Company focused on its planned transition of product sales from 4G to 5G chips and is partially offset by the $1.2 million increase of service revenue.

•	Announced an MOU with Samsung for collaboration to accelerate the development of 4G/5G chipsets and modules.

•	Announced a collaboration with Kyocera to develop a 5G reference platform aiming to accelerate GCT's development of 5G mmWave customer premise equipment (CPE) and fixed wireless access (FWA).

•	GCT and Ligado Networks announced the commercial availability of high-performance band 54 LTE modules, paving the way for nationwide critical infrastructure private network use of licensed mid-band spectrum.

•	Announced the world's first highly integrated multi-mode LTE chipset supporting the 450 MHz spectrum.

•	Joined the Small-Cap Russell 2000® Index as well as other Russell growth and value style indexes as part of the yearly reconstitution.

“The announcements we have made over the last few weeks showcase the momentum we are gaining in building the customer foundation for substantial growth based on our 5G chipset launch, and I couldn’t be more excited about the progress we are making,” said John Schlaefer, Chief Executive Officer of GCT. “Since our last earnings report, we have not only continued to progress our 5G chipset development, but also added significant partnerships with several important global companies like Kyocera and Samsung.

While Q2 marked an anomaly regarding 4G product sales, we expect a positive rebound of our 4G chipset sales to take place in the future. We anticipate continuous demand for both existing and new 4G products even as we focus on launching our 5G product and servicing that demand. As an example, our recently announced multi-mode 4G chipset GDM7243SL is ideal for industrial, utility and satellite applications, including for 450Mhz networks and has received a lot of attention. We expect strong demand for this product even as the market evolves toward 5G. With the additional expected initial deliveries of our 5G chipsets to commence during Q4, we are looking forward to offering high-demand, high-quality products to large and rapidly growing markets.”

“Since the completion of our public offering earlier this year, we have succeeded in strengthening the Company’s capital structure by deleveraging and recapitalizing the Company’s balance sheet. I am pleased to announce that we have successfully restructured the terms of some of our outstanding debt. The extended maturities of several term loans are now in line with expected proceeds from our 5G chipset sales in 2025. Additionally, we have started to make use of our previously announced ELOC facility to support the financing needs of the Company,” added Edmond Cheng, Chief Financial Officer of GCT.

Second Quarter 2024 Financial Results

Net revenues decreased by $2.8 million to $1.5 million for the three months ended June 30, 2024, from $4.3 million for the three months ended June 30, 2023. The decrease was primarily attributable to a decrease of $4.0 million in product sales, offset by an increase of $1.2 million in service revenue.

Cost of net revenues decreased by $0.9 million, or 63%, to $0.5 million for the three months ended June 30, 2024, from $1.5 million for the three months ended June 30, 2023. Product costs decreased by $0.8 million from $1.0 million for the three months ended June 30, 2023, to $0.2 million for the three months ended June 30, 2024. The decrease was primarily driven by a decrease in direct product costs as we sold fewer units. Service costs remained comparable for the three months ended June 30, 2024, and 2023.

Gross margin decreased to 63% for the three months ended June 30, 2024, from 66% for the three months ended June 30, 2023, primarily due to decreased product sales. Due to nominal product sales in the second quarter, product gross margins for this period are not meaningful or indicative of future performance.

Research and development expenses increased by $0.2 million, or 4%, from $4.0 million for the three months ended June 30, 2023, to $4.2 million for the three months ended June 30, 2024. This change was primarily due to a $0.3 million increase in research and development expenses mainly related to services provided to design 5G chip products.

Sales and marketing expenses increased by $0.2 million, or 29%, from $0.8 million for the three months ended June 30, 2023, to $1.0 million for the three months ended June 30, 2024. This increase was primarily due to personnel-related costs.

General and administrative expenses increased by $0.2 million, or 9%, from $2.6 million for the three months ended June 30, 2023, to $2.9 million for the three months ended June 30, 2024. The change was primarily due to a $1.2 million increase in professional expenses related to the public company operations, partially offset by a reduction of $0.8 million in provision for credit losses and $0.2 million in other expenses.

Liquidity

The Company’s existing sources of liquidity as of June 30, 2024, include cash and cash equivalents of $4.0 million and net accounts receivable of $5.2 million.

On April 23, 2024, the Company entered into an ELOC with an affiliate of B. Riley Securities, Inc., pursuant to which the Company has, and may continue to, sell shares of common stock, from time to time, up to $50 million. The ELOC is expected to provide GCT with additional cash flow to fund operations.

5G Outlook

The Company remains confident based on the progress of its 5G chipset development and reiterates the expectation to have its 5G chipsets available for broad sampling to customers during the fourth quarter of 2024, with volume shipments commencing in the first half of 2025.

Conference Call

The Company will hold a conference call and live webcast at 4:30 p.m. ET or 1:30 p.m. PST, which will be open to the public. During the conference call, the Company will review the financial results and discuss other business matters, followed by a Q&A period.

Date: Wednesday, August 14, 2024

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-in information: Please register in advance of the call here.

Webcast (listen-only): To listen to the webcast use the following LINK.

The webcast replay will be available for 30 days after the live call via the Investors section of the GCT website at investors.gctsemi.com.

About GCT Semiconductor Holding, Inc.

GCT is a leading fabless designer and supplier of advanced 5G and 4G LTE semiconductor solutions. GCT’s market-proven solutions have enabled fast and reliable 4G LTE connectivity to numerous commercial devices such as CPEs, mobile hotspots, routers, M2M applications, smartphones, etc., for the world’s top wireless carriers. GCT’s system-on-chip solutions integrate radio frequency, baseband modem and digital signal processing functions, therefore offering complete 4G and 5G platform solutions with small form factors, low power consumption, high performance, high reliability, and cost-effectiveness. For more information, visit www.gctsemi.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1955. These forward-looking statements include, without limitation, the Company’s expectations with respect to its business operations; the projected financial results for Q3 2024 and 5G outlook; the anticipated growth of 5G markets and opportunities; the benefits of development agreements with partners; the ability for the Company to improve financial performance; the ability of the Company’s technology and products to address new markets and meet customer demands; the execution of go-to-market strategies; and the anticipated size of addressable markets by the Company’s products. Words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company's control and are difficult to predict. Factors that may cause actual future events to differ materially from the expected results, include, but are not limited to: the ability of the Company to develop its 5G products and generate revenue; the ability to enter into and meet the obligations under partnership and collaboration agreements; the ability of the Company to grow and manage growth profitability and retain its key employees; the Company's financial and business performance, including the Company's financial projections and business metrics; changes in the Company's strategy, future operations, financial position, estimated revenues and losses, forecasts, projected costs, prospects and plans; the Company's inability to anticipate the future market demands and future needs of its customers; the impact of component shortages, suppliers' lack of production capacity, natural disasters or pandemics on the Company's sourcing operations and supply chain; the Company's future capital requirements and sources and uses of cash; the ability of the Company to raise sufficient capital to fund its operations; the ability to implement business plans, forecasts, and other expectations, including the growth of the 5G market; the risk that the Company may not be able to repay its debt; the risk of economic downturns that affects the Company's business operation and financial performance; the risk that the Company may not be able to develop and design its products acceptable to its customers; actual or potential conflicts of interest of the Company's management with its public stockholders; and other risks and uncertainties indicated from time to time in Company’s filings with the SEC, including registration statements on Form S-1 and quarterly reports on Form 10-Q, and those disclosures under the "Risk Factors" section therein. The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

•	Investor relations website: investors.gctsemi.com
•	Investor relations contact: Gateway Group, Matt Glover & Ralf Esper, GCT@gateway-grp.com
•	Media contact: Sophie Heerinckx, sheerinckx@gctsemi.com

GCT Semiconductor Holding, Inc.

Condensed Consolidated Balance Sheets

(unaudited, in thousands, except per share data)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$4,035	$258
Accounts receivable, net	5,166	4,920
Inventory	1,997	1,486
Contract assets	4,615	3,439
Prepaid expenses and other current assets	4,835	2,906
Total current assets	20,648	13,009
Property and equipment, net	615	772
Operating lease right-of-use assets	1,149	1,521
Intangibles, net	132	245
Other assets	837	881
Total assets	$23,381	$16,428
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$877	$17,814
Contract liabilities	23	48
Accrued and other current liabilities	22,196	23,956
Common stock forward liability	535	—
Borrowings	33,616	44,509
Convertible promissory notes, current	5,006	27,794
Operating lease liabilities, current	664	680
Total current liabilities	62,917	114,801
Convertible promissory notes, net of current	4,667	6,239
Net defined benefit liabilities	7,366	7,689
Long-term operating lease liabilities	496	850
Income taxes payable	2,120	2,178
Warrant liabilities	3,956	—
Other liabilities	176	108
Total liabilities	81,698	131,865
Commitments and contingencies (Note 8)
Stockholders’ deficit:
Preferred stock	—	—
Common stock(1)	5	3
Additional paid-in capital(1)	491,384	435,752
Accumulated other comprehensive loss	234	(1,538)
Accumulated deficit	(549,940)	(549,654)
Total stockholders’ deficit	(58,317)	(115,437)
Total liabilities and stockholders’ deficit	$23,381	$16,428

(1)	Amounts as of December 31, 2023 differ from those in prior year consolidated financial statements as they were retrospectively adjusted as a result of the accounting for the Business Combination (as defined in the Notes to the Unaudited Condensed Consolidated Financial Statements.)

GCT Semiconductor Holding, Inc.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net revenues:
Product	$18	$4,042	$2,396	$4,641
Service	1,450	259	2,337	2,722
Total net revenues	1,468	4,301	4,733	7,363
Cost of net revenues:
Product	158	991	812	1,969
Service	389	479	1,047	1,042
Total cost of net revenues	547	1,470	1,859	3,011
Gross profit	921	2,831	2,874	4,352
Operating expenses:
Research and development	4,164	3,985	9,685	4,887
Sales and marketing	976	757	1,972	1,593
General and administrative	2,860	2,627	5,696	4,104
Gain on extinguishment of liability	—	—	(14,636)	—
Total operating expenses	8,000	7,369	2,717	10,584
Income (loss) from operations	(7,079)	(4,538)	157	(6,232)
Interest expense	(760)	(2,723)	(2,842)	(3,658)
Other income (expenses), net	6,863	731	2,525	2,017
Loss before provision for income taxes	(976)	(6,530)	(160)	(7,873)
Provision for income taxes	67	37	126	87
Net loss	$(1,043)	$(6,567)	$(286)	$(7,960)

Net loss per common share(1):
Basic and diluted	$(0.02)	$(0.27)	$(0.01)	$(0.33)
Weighted-average common shares outstanding(1):
Basic and diluted	44,060	23,883	34,764	23,873

(1)	Amounts for the three and six months ended June 30, 2023 and before that date differ from those in prior year condensed consolidated financial statements as they were retrospectively adjusted as a result of the accounting for the Business Combination (as defined in the Notes to the Unaudited Condensed Consolidated Financial Statements).